Exhibit 99.1

TO: Todd S. Caven

Chief Financial Officer and

Director / Board Member

Regen BioPharma, Inc.

Zander Therapeutics, Inc.

KCL Therapeutics, Inc.

RE: Resignation as officer and director of Regen BioPharma Inc., Zander Therapeutics Inc. and KCL Therapeutics Inc.

Effective as of 1 pm Pacific Standard Time on January 22, 2020 I resign my positions as Chairman of the Board of Directors, Chief Executive Officer and any and all other offices I may hold of Regen BioPharma Inc., Zander Therapeutics Inc. and KCL Therapeutics Inc.

This leaves you serving as the sole officer and director of the abovementioned three corporations.

I am available to serve as a consultant should you desire. Terms of such service shall be negotiated separately on a case by case basis.

Sincerely,

/s/ David R. Koos

David R. Koos

1/22/2020